EXHIBIT 3(a)(3)


Certificate of Amendment
of the
Certificate of Incorporation
of
Xerox Corporation
Under Section 805 of the Business Corporation Law


          We, the undersigned, Eunice M. Filter, Vice President and Martin S. Wagner, Assistant Secretary of Xerox Corporation (the "Corporation") hereby certify that:

          1. The name of the Corporation is "XEROX CORPORATION". The name under which the Corporation was formed is "THE HALOID COMPANY".

          2. The Certificate of Incorporation was filed by the Department of State on April 18, 1906 under the name The Haloid Company.

          3. The Certificate of Incorporation of the Corporation is hereby being amended pursuant to Section 805 of the BCL to (a) reduce the number of authorized shares of Cumulative Preferred Stock, par value $1.00 per share, of the Corporation ("Cumulative Preferred Stock") and (b) reduce the stated capital of the Corporation resulting from (i) the cancellation, pursuant to
Section 515(d) of the BCL, of 2,970,153 shares of the Corporation's $4.125 Twenty-Year Sinking Fund Preferred Stock (the "Twenty-Year Preferred Stock"), a series of Cumulative Preferred Stock, heretofore acquired by the Corporation by optional redemption other than for a sinking fund and (ii) the elimination, pursuant to Section 515(e) of the BCL and subdivision 4 of Article FOURTH of the Certificate of Incorporation of he Corporation, of 1,456,933 shares of Cumulative Preferred Stock (consisting of 456,933 shares of the Twenty-Year Preferred Stock and 1,000,000 shares of the Corporation's $3.6875 Ten-Year Sinking Fund Preferred Stock, a series of Cumulative Preferred Stock) heretofore acquired by the Corporation by sinking fund redemptions. Subdivision 4 of Article FOURTH of the Certificate of Incorporation of the Corporation prohibits the reissue of any shares of Cumulative Preferred Stock of any series redeemed or retired pursuant to a sinking fund and requires that such shares be eliminated in the manner provided by law from the authorized capital stock of the Corporation.

          4. The lead-in paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation reads as follows:

                  "FOURTH:  The aggregate number of shares which the
              Corporation shall have the authority to issue is 350,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as "Common Stock"), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as "Class
              B Stock"), and 25,000,000 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as "Cumulative Preferred Stock")."

          5. The lead-in paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                  "FOURTH:  The aggregate number of shares which the
              Corporation shall have the authority to issue is 350,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as "Common Stock"), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as "Class B Stock"), and 23,543,067 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as "Cumulative Preferred Stock")."

          6. The stated capital of the Corporation is hereby reduced by $4,427,086, the amount represented by the shares of Cumulative Preferred Stock heretofore acquired by the Corporation by optional and sinking fund redemptions and thereafter cancelled or eliminated.

          7. The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the Board of Directors of the Corporation at a meeting duly called and held on October 10, 1994.

          IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



Date:  October 10, 1994
                                             /s/ Eunice M. Filter
                                             Name:   Eunice M. Filter
                                             Title:  Vice President

                                             /s/ Martin S. Wagner
                                             Name:   Martin S. Wagner
                                             Title:  Assistant Secretary